Exhibit 10.1

March 30, 2023

VIA E-MAIL
Mr. Sean Sullivan

Dear Sean,
On behalf of Acushnet Company (the “Company”), we are pleased to extend to you an offer of employment as Executive Vice President, Chief Financial Officer, reporting solely and directly to David Maher, President and Chief Executive Officer. You will have the authority, duties and responsibilities customary for the Chief Financial Officer of a public company of similar size, including corporate strategy, M&A, distribution and global real estate. This is a full-time position, with employment commencing on a date we mutually agree, but not later than June 1, 2023.
Your annual salary for this position will be $675,000.00, to be paid in bi-weekly installments of $25,961.54. All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law. Your salary, along with the other components of your compensation package, will be reviewed no less frequently than annually for possible increase, commencing in January 2024.
In addition, you will participate in the Company’s annual incentive plan at a targeted annual cash incentive equal to 85% of your base salary and your 2023 incentive will not be prorated for date of hire. Annual cash incentives are not guaranteed and are based on EBITDA performance of Acushnet Company. The first eligible cash incentive will be payable approximately in March 2024. The Company must attain a minimum financial threshold for any annual incentive to be paid and if the approved goals and objectives are not fully achieved, a partial payment will be based on actual financial performance attained. Except as otherwise provided herein, you are required to be employed by the Company on the date bonuses are distributed to be eligible for payment.
We will recommend your participation in the GOLF Stock Equity Program pursuant to the Acushnet Holdings Corp. (“Holdings”) 2015 Omnibus Incentive Plan (the “Incentive Plan”) with an annual grant equivalent to $2,000,000.00. The 2023 grant will be made upon hire with an allocation of 60% Performance Stock Units (PSUs) and 40% Restricted Stock Units (RSUs). RSUs vest over a 3-year period, with one-third of the RSUs vesting each year, while PSUs vest after a 3-year period, subject to Company achievement against performance metrics.
Participation and levels of future grants are at the full discretion of Acushnet Company and the Compensation Committee of the Holdings Board of Directors. The terms and conditions of the Golf Restricted Stock Equity Program will be provided at the time your PSUs and RSUs are granted and will be no less favorable than those provided to other senior executives of the Company. As an Executive Vice President, you will be required to maintain a minimum stock ownership level of 3x your base salary, and that level must be reached within 5 years of hire.
In addition, we will recommend a one-time New Hire Grant of Restricted Stock Units (RSUs) equal to $3,500,000.00 (to be valued at the closing price of the Company’s common stock on your employment commencement date), which vests over a 2-year period, with one-half of the RSUs vesting each year. Specific to this grant, in the event of your termination of employment for any reason other than a termination for Cause during the 2 year vesting period, the RSUs, to the extent not then vested, shall fully vest on the date of such termination.
You will be eligible for twenty-five (25) vacation days annually, pro-rated for 2023 from your start date.

You will also be eligible for participation in the Acushnet Company Golf Club Membership Reimbursement Policy, which provides for reimbursement of annual dues and up to $75,000.00 for initiation fees for one golf club single membership. If you do not elect to join a new golf club, the Policy will cover the annual dues for a single membership.
During your employment, the Company will provide housing support in the general vicinity of the Company’s headquarters with the arrangements (hotel or apartment) to be reasonably satisfactory to you and reviewed annually. For the first year, these arrangements will include an apartment. Additionally, legal fees associated with joining Acushnet will be reimbursed up to $50,000 or as otherwise agreed.
Implicit in this offer is the opportunity to participate, on terms no less favorable than those provided to other senior executives of the Company, in all Acushnet Company benefits programs such as medical, dental, and 401k savings plan, all of which begin on the first day of employment. Acushnet associates can lower their annual medical premium by up to $1,000.00 through participation in Acushnet HealthWise and completion of a Personal HealthCheck Scorecard. Personal HealthCheck for new associates includes proof of Annual Physical and Tobacco Free Certification. Details of our Company benefits are enclosed. Additional information is available on the Acushnet Company Website (http://employment.acushnetgolf.com). We will also reimburse you for business expenses incurred in the performance of your duties in accordance with the reimbursement policies of the Company for senior executives.
Our offer of employment is contingent upon (a) satisfactory completion of a pre-employment “Criminal Background” check and other screenings if applicable, (b) satisfactory completion of a pre - employment “Drug Screening”, in accordance with Federal Regulations - to be completed within forty-eight (48) hours of acceptance of the offer, (c) your ability to prove your identity and authorization to work in the U.S. for Acushnet Company, (d) agreeing to and signing the “Code of Conduct”, and (e) satisfactory results of a post offer medical questionnaire indicating you can physically perform the essential duties of the job.
The terms and conditions of your employment will be governed by our policies as in effect on the date hereof, copies of which have been provided to you, and such modifications to such policies as may be made from time to time, provided such modifications are made available to you in writing prior to implementation, have general applicability to all similarly situated employees, and are not inconsistent with any of the other provisions of this Offer Letter. Further, employment is not for a guaranteed or definite period of time. Rather, the employment relationship is “at-will”, meaning that either you or the Company may end your employment relationship at any time. In addition, this offer is extended with the understanding that you agree that for a period of twelve (12) months after the date you cease to be employed by the Company, you shall not directly or indirectly solicit, advise or encourage any employee of the Company, or any its affiliate Companies, to terminate his or her employment with the Company or its affiliated Companies and become employed by or associated in any manner with any other person, firm or corporation; provided that general solicitations not directed at employees of the Company or its affiliated Companies will not be considered to violate this restriction.

Severance Benefits.
The terms governing your entitlement to severance and equity acceleration benefits shall be as set forth in the Acushnet Executive Severance Plan, as amended and restated effective January 1, 2019 (the “Severance Benefit Plan”), as modified by this Offer Letter; provided, however, that if you are a party to an agreement with the Company or are eligible to participate in another Company plan that provides more valuable severance and/or equity acceleration benefits than those provided by the Severance Benefit Plan as modified by this Offer Letter, you will be entitled to receive (without duplication) the more valuable benefits provided by such agreement or plan. Notwithstanding anything to the contrary in the Severance Benefit Plan, no amendment or termination of the Severance Benefit Plan that would adversely affect your rights thereunder or under this offer letter may be made without your written consent, which consent may be withheld in your absolute discretion. In connection with your participation in the Severance Benefit Plan, the Company, on behalf of itself and in its capacity as the Plan Administrator (as defined in the Severance Benefit Plan), has agreed to make the following clarifications and modifications with respect to your participation in the Severance Benefit Plan:
1.The Company agrees that, in connection with any proposed termination of your employment by the Company for “cause” under clause A of the section titled “Eligibility”, the definition of “cause” shall mean: (i) your willful neglect in the performance of your duties for the Company or willful failure or refusal to perform such duties, (ii) your willful misconduct in connection with your service as the Company’s Chief Financial Officer, (iii) your conviction of, or plea of guilty or no contest to, (x) any felony or (y) a misdemeanor involving moral turpitude, (iv) your theft, misappropriation or embezzlement of property of the Company or act of fraud, (v) your material breach of your fiduciary duties to, or any material written policies of, the Company (including, without limitation, the Company’s Code of Business Conduct and Ethics, sexual harassment policy, insider trading policy, and policies regarding protection of confidential information and misappropriation of intellectual property), or (vi) your material breach of this Offer Letter, unless subject to cure and thereafter cured as provided below. The Company further agrees that it shall notify the Plan Administrator of the proposed termination for “cause” and the basis therefore, and the Plan Administrator shall review the Company’s determination that “cause” exists as well as its determination as to whether the event asserted to constitute “cause” is curable. If the Plan Administrator approves the Company’s determination that “cause” exists and determines that it is curable, you must be given written notice of such determination (the date on which you are provided such written notice, the “Notice Date”), and you must be afforded a reasonable period of time not less than fifteen (15) days following the Notice Date within which to cure such event. In any such case, the Company may not terminate your employment for “cause” under clause A of the section titled “Eligibility” if you have fully cured the event within the cure period. If the Plan Administrator approves the Company’s determination that an event constituting “cause” under clause A of the section titled “Eligibility” exists, and is not curable, no such notice opportunity to cure will be required, and your employment may be terminated by the Company for “cause” under clause A of the section titled “Eligibility” upon written notice.
2.The Company agrees that a voluntary separation under clause B of the section titled “Eligibility” and clause 2 of the section titled “Amount of Severance Pay – Change of Control” shall mean voluntary separation from employment if (1) the failure to issue the 2023 equity grant and the New Hire Grant as set forth above within thirty (30) days after your Start Date, (2) any reduction in your compensation is made without your consent, which consent may be withheld in your absolute discretion, (3) any material diminution in your duties, authority or responsibilities is made without your consent, which consent may be withheld in your absolute discretion, (4) any diminishing change is made to your job title without your consent which may be withheld at your absolute discretion, (5) your reporting structure is changed without your consent, which consent may be withheld in your absolute discretion, such that you no longer report directly and exclusively to the Company’s Chief Executive Officer (or, in the event of a Change in Control (as defined in the Severance Benefit Plan), that you no longer report to the most senior executive overseeing the entity, division, or business unit that constitutes the Company’s business) or your direct reports no longer report to you, (6) the Company breaches any of its obligations under this offer letter, the Severance Benefit Plan or any other written agreement between you and the Company or any of its affiliates, or (7) any failure by Successor Corporation to expressly assume the Plan as modified by this offer letter and all obligations under the Plan and this offer letter; provided that, no later than 90 days after you become aware of such condition(s), you provide notice to the Company of the condition(s) described in this paragraph and your intent to separate from service. Upon receipt of such notice, the Company shall have 30 days during which the Company may remedy such condition(s); and in the event of the Company’s failure to do so, you separate from service within 90 days after you become aware of such condition(s) or by the end of the 30-day remedy period, if later).
3.The Company agrees that the first sentence of the second paragraph of the section titled “Eligibility” (dealing with offers of comparable positions) shall not apply to you.
4.The Company agrees that the amount of severance pay under clause 2 of the section titled “Amount of Severance Pay – General” shall be 18 months of base salary, your prior-year earned bonus (if not already paid) and one times your target bonus.
5.The Company agrees that if, after your written acceptance of this Offer, the Company unilaterally determines not to allow you to commence your employment with the Company within thirty (30) days of the agreed-upon Start Date (other than following an event that would constitute “cause” as set forth in clause A of the section titled “Eligibility”, had your employment with the Company commenced), despite your readiness, willingness, and ability to commence such employment, you shall be entitled to the same benefits under the Severance Benefit Plan that would be paid under Clause 2 of the section titled “Amount of Severance Pay – General” as modified by this offer letter.
6.The third sentence of the section titled “Administration” shall not apply to you.
7.The form of waiver and release of claims required to be signed by you as a condition to the receipt of benefits under the Severance Benefit Plan is attached hereto as Exhibit A.
8.Your entitlement to benefits under the Severance Benefit Plan, as modified by this Offer Letter, will not be subject to the Benefits Claim Appeal Process contained the Severance Benefit Plan; and, notwithstanding any provision of the Severance Benefit Plan to the contrary, if you determine to take legal action in order to establish your rights to benefits under the Severance Benefit Plan, you will be entitled to de novo review by a court.
You will be covered by directors’ and officers’ insurance on terms no less favorable than the coverage provided to our other directors and officers.
This Offer, for all purposes, shall be construed in accordance with the laws of Massachusetts, without regard to conflict of law principles. Should it be necessary to file any action in court regarding this Offer, the parties agree that venue shall lie in any court of competent jurisdiction located in Boston, Massachusetts, and you and we consent to jurisdiction within such venue.
Any representation, inducements, promises or agreements, oral or otherwise, which have been made by the Company and are not embodied herein, are neither valid nor binding. Any modification of the terms set forth in this letter would be effective only if they are in writing and signed by both you and a duly authorized officer of the Company.
Acushnet Company is a federal contractor and affirmative action employer, and as such, has a responsibility to report to the federal government every year regarding the ethnicity, gender, disability and protected veteran status of all applicants and employees. As you were informed during your initial applicant process about our requirements, we are again asking for your assistance with this effort. If you accept our offer, you will be sent the Voluntary Self-Identification form. Please complete the forms so that your gender, ethnicity, disability, and veteran status can be registered. As a reminder, the information that you provide is completely confidential and voluntary. If you choose not to provide the requested information, you will not be subject to any adverse consequences.
Please confirm your agreement with and acceptance of the terms in this letter by signing and returning this letter. This offer of employment is valid until the close of business on Tuesday, April 4, 2023.

On behalf of the Company, we are very pleased to extend this employment offer to you and we hope that you will provide us with every consideration. We welcome you to the Acushnet Team, home to Titleist and FootJoy, the number one names and the number one team in golf.

Sincerely,

Acushnet Company

By:	/s/ David Maher
David Maher
President and Chief Executive Officer

Offer Accepted by:

/s/ Sean Sullivan	4/3/2023
Sean Sullivan	Date

Exhibit A

Name: [EMPLOYEE NAME]
Anticipated Date of Separation (pursuant to the Parties’ agreement): [DATE]
Deadline for Return to the Company: Within 21 days after the Final Separation Date

FINAL CONFIDENTIAL WAIVER AGREEMENT AND GENERAL RELEASE
1.Introduction and General Information
Signing this Final Confidential Waiver Agreement and General Release (the “Final Waiver/Release”) is one condition to receiving certain separation benefits offered by Acushnet Company (the “Company”) that are in addition to benefits to which I am already entitled. I will thoroughly review and understand the effect of the Final Waiver/Release before signing it and have been advised to consult an attorney before signing this Final Waiver/Release. I may take up to twenty-one (21) calendar days from the Final Separation Date (as that term is defined in the letter agreement, dated [DATE OF AGREEMENT] between the Company and me (the “Letter Agreement”)) to consider whether or not to sign this Final Waiver/Release. However, if I wish to receive additional benefits from the Company, I must sign this Final Waiver/Release and return it to [CONTACT NAME] on or prior to the date which is indicated above as the “Deadline for Return to the Company.”
2.The Nature of this Final Waiver/Release
This is a binding agreement between me, [EMPLOYEE NAME], and the Company. I voluntarily and of my own free will sign this Final Waiver/Release because the Company is agreeing to give me something of value in return for my signing this Final Waiver/Release (the “Consideration”). The Consideration is described in the Letter Agreement. I understand that in return for the Consideration to be provided to me by the Company, I will be giving up – i.e., “waiving” and “releasing” – any claims that I might have against the Company and certain other related persons or organizations, and will make other commitments listed below. I also understand that the Letter Agreement, the Initial Confidential Waiver Agreement and General Release (the “Initial Waiver/Release”) and this Final Waiver/Release reflect the final agreement between the Company and me regarding the end of my employment.
3.Coverage of Final Waiver/Release
I intend that this Final Waiver/Release bind not only me, but also anyone who might stand in my place and assert my rights. I understand such people have titles in the law such as heirs, executors, administrators, successors and assigns. I also intend that this Final Waiver/Release cover not only the Company, but also the present and former employees of the Company. It also covers other persons who have or had some relation to the Company, whom I understand are called agents, directors, officers, representatives and servants. In addition, I intend that this Final Waiver/Release also cover other companies which are related to the Company. I understand these are called subsidiaries, divisions, affiliates, parents, owners, partners, employee benefit plans, successors and assigns. All of these persons and companies will be called “Released Parties” in this Final Waiver/Release.
4.Claims Waived and Released
By signing this Final Waiver/Release, and in exchange for receiving the Consideration described in the Letter Agreement, I completely release all claims I may have against each and every one of the Released Parties, except for the Exceptions to Release in paragraph 5, and including any claims I ever had or now have or can have of any nature whatsoever, whether now known to me or not known, through the date of my signing of this Final Waiver/Release. I understand that by waiving and releasing my claims, I am giving up my right to sue any of the Released Parties based on any claim I may have on the date I sign this Final Waiver/Release.
My waiver, release and discharge of claims includes, but is not limited to, any claims arising in any way from my service as a contractor with the Company, my employment with the Company or the termination of my employment, subject to the Exceptions to Release. Some of the types of claims I am releasing (although there also may be others not listed here) are all claims under local, state or federal law relating to:
a.Discrimination on the basis of sex, race, color, national origin, sexual orientation, religion, disability or veteran status;
b.Wrongful discharge (including retaliatory discharge) or any other possible restrictions on the Company’s ability to terminate its employees at will, including (i) violation of public policy, (ii) breach of any express or implied covenant of any employment contract, and (iii) breach of any covenant of good faith and fair dealing;
c.Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), which is located at 29 United States Code, Sections 621 through 634 and any applicable state or local law prohibiting age discrimination;
d.Civil actions relating to negligence, compensation, defamation, invasion of privacy, fraud, misrepresentation, breach of contract, denial of leave or other terms and conditions of employment, or infliction of emotional or mental distress; and
e.Any claims under the Massachusetts Wage Act, Independent Contractor Statute and/or State Overtime Law M.G.L. c. 149, §§148, 148B, 150 et seq. and/or M.G.L. c. 151, §1A et seq.
5.Exceptions to Release
The only claims that this Final Waiver/Release do not include are:
a.Any claims related to the Consideration (such as claims that I did not actually receive payment or other benefits promised me in the Letter Agreement);
b.Any claims that controlling law clearly states may not be released by settlement or that may not be released by private agreement; and
c.Any claims that may arise after the date this Final Waiver/Release is signed.
6. 21-Day Consideration Period
I acknowledge that I have been given until 21 days after the Final Separation Date (as that term is defined in the Letter Agreement) to consider this Final Waiver/Release, a period that is more than twenty-one (21) calendar days from the date the Final Waiver/Release was first presented to me (the “Consideration Period”). I further acknowledge and agree that any changes made to the Final Waiver/Agreement or the accompanying Letter Agreement since they were first presented to me on [DATE OF AGREEMENT] do not extend the Consideration Period beyond the time period referenced above. I knowingly and voluntarily waive the remainder of the Consideration Period, if any, following the date I signed this Final Waiver/Release below. I have not been asked by the Company to shorten my time-period for consideration of whether to sign this Final Waiver/Release. The Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the Consideration Period nor has the Company provided different terms to me if I decide to sign the Final Waiver/Release prior to the expiration of the Consideration Period.
7.Revocation Period
I understand that I have a seven-day period after signing this Final Waiver/Release in which to revoke or rescind my release, by informing [CONTACT NAME] via email ([EMAIL]) of my decision to revoke or rescind, and that this release will not be enforceable until the end of the seven-day period. No benefits will be paid under this Final Waiver/Release prior to the eighth day after I sign this Final Waiver/Release. I understand that following the seven-day revocation period, this Final Waiver/Release will be final and binding – i.e., the Final Waiver/Release’s effective date.

8.Outstanding Rights
Although I am releasing claims that I may have under the Older Workers Benefit Protection Act (OWBPA) and ADEA, I understand that I may challenge the knowing and voluntary nature of this Final Waiver/Release before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws. I also understand that nothing in this Final Waiver/Release prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws; provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint, investigation or proceeding filed by me or by anyone else on my behalf before the EEOC or any other fair employment practices agencies. I understand, however, that if I pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Final Waiver/Release and prevail on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set-off (a “Reduction”) against a monetary award obtained by me in the court proceeding. A Reduction never can exceed the amount I recover, or the Consideration, whichever is less. I also recognize that the Company may be entitled to recover costs and attorney’s fees incurred by the Company as specifically authorized under applicable law.
9.No Claims Implied
The fact that I am waiving and releasing claims I may have against the Released Parties will not be construed as a suggestion that I have any such claims.
10.No Admission of Liability
It is agreed that this Final Waiver/Release, the Initial Waiver/Release and accompanying Letter Agreement are not to be construed in any way as an admission of any liability whatsoever by any one or more of the Released Parties. I understand that any such liability has been expressly denied by the Released Parties.
11.Confidentiality
I agree to keep the terms and provisions of this Final Waiver/Release, the Initial Waiver/Release and the Letter Agreement in strictest confidence. I will not reveal to anyone, either directly or indirectly, the Consideration involved or other terms and provisions, except the following people after I have first had them promise to keep the information confidential: my personal attorney; my tax adviser; members of my immediate family. If any of those individuals disclose the Consideration and/or other terms or provisions, such disclosure will be considered an indirect disclosure in breach of this provision for which I will be liable. As an exception to my obligation to keep the terms and provisions confidential, I understand that I may make disclosures of the Consideration and/or other terms and provisions as are required by law or as necessary for legitimate enforcement or compliance purposes. I also understand that this paragraph does not interfere with my right to file a charge or participate in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of employment laws.
12.Additional Agreements and Representations
I further agree and represent that:
a.To the best of my knowledge, and with the exception of any current and pending claims, I have not suffered any workplace injury that could be the basis for a workers’ compensation or other claim.
b.It is my responsibility together with my personal legal and tax advisers to consider the effect of this Final Waiver/Release, the Initial Waiver/Release and Letter Agreement on my individual tax situation, if any. It is also my responsibility to pay any taxes that any tax authority may claim are payable. I understand that neither the Company, any other of the Released Parties, nor any of their representatives make any representation to me with respect to taxes

c.I understand that I have agreed to certain obligations as described in this Final Waiver/Release, the Initial Waiver/Release and the Letter Agreement and that these obligations are a material part of the agreement between the Company and me.
13.Entire Agreement/Modification
I understand that this Final Waiver/Release, the Initial Waiver/Release and the Letter Agreement supersede any prior agreement or understanding between the Company and me and, unless expressly set forth in writing otherwise, the terms offered will constitute the sole obligations of the Company to me. Except as set forth below, the Initial Waiver/Release or in the Letter Agreement, no other promises or representations will be binding unless in writing and signed by the Company and me. This Final Waiver/Release, the Initial Waiver/Release and the Letter Agreement, however, do not affect the validity or enforceability of any obligations that I undertook or agreements I signed relating to (i) intellectual property, (ii) confidentiality, or (iii) non-solicitation and/or non-competition. These obligations remain in effect and will continue to be binding. Such obligations and agreements may include without limitation (i) the duty to sign future documents (e.g., assignments, transfers, etc.) and otherwise cooperate so that intellectual property created in the course of my employment can be recorded in the name of the Company or otherwise protected and enforced, and (ii) the duty to hold in strict confidence any proprietary, confidential or trade secret information which was disclosed to me during my employment and/or (iii) the duty to refrain from soliciting Company employees and/or customers or from otherwise competing with the Company.
14.Acknowledgments
I acknowledge that I have been and am hereby advised by the Company to consult with an attorney in deciding whether to sign this Final Waiver/Release, the Initial Waiver/Release and Letter Agreement prior to signing. I also acknowledge and agree that the Consideration I have received for signing this Final Waiver/Release and the Initial Waiver/Release is in addition to anything of value to which I was already entitled.
15.Voluntary and Knowing Execution
I declare and represent that I have carefully read and fully understand the terms of this Final Waiver/Release, the Initial Waiver/Release and Letter Agreement. I knowingly and voluntarily, of my own free will without any pressure or duress, being fully informed and after due deliberation, accept the terms of this Final Waiver/Release in full compromise and settlement of all my claims. I sign this Final Waiver/Release as my own free act on the date indicated below.
16.General Provisions
The headings in this Final Waiver/Release are for reference only, and will not in any way affect the meaning or interpretation of this Final Waiver/Release. I agree that this Final Waiver/Release may be used as evidence in a subsequent proceeding in which the Company or I allege a breach of this Final Waiver/Release or as a complete defense to any lawsuit. Other than this exception, I agree that if any part of this Final Waiver/Release is found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Final Waiver/Release; rather, the portion found to be void or unenforceable will be deemed not to be part of this Final Waiver/Release, the Initial Waiver/Release or the Letter Agreement. I also understand that any waiver of any provision of this Final Waiver/Release, the Initial Waiver/Release or the Letter Agreement will not constitute a waiver of any other provision. I understand and agree that this Final Waiver/Release, the Initial Waiver/Release and the Letter Agreement may be assigned by the Company and in such case will be enforceable by the Company’s successors and assignees.
17.Applicable Law
It is agreed that this Final Waiver/Release will be governed by the laws of Massachusetts, and in all cases will be interpreted according to its plain meaning, and not strictly for or against any party.

18.Counterparts
This Final Waiver/Release, the Initial Waiver/Release and the Letter Agreement may be executed in counterparts and a fully executed photocopy or facsimile copy may be used in place of the original at any time for any purpose.

EMPLOYEE ACUSHNET COMPANY

_________________________ By: _____________________

[EMPLOYEE NAME]	[CONTACT NAME]
[TITLE]

Signed this _____ day of	Signed this _____ day of ____________, 202
______________, 2023